Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
CCO Holdings, LLC:

We consent to the use of our report dated April 14, 2003, except as to Note 1, Note 23 and Note 24, which is as of February 5, 2004, relating to the consolidated balance sheets of CCO Holdings, LLC and subsidiaries as of December 31, 2002, 2001, and 2000, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, included in the registration statement on Form S-4 of CCO Holdings, LLC, and to the reference to our firm under the headings “Summary Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” and “Experts” in the registration statement.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG, LLP
St. Louis, Missouri
February 5, 2004